Exhibit 99.1

Immediate	MEDIA	INVESTOR RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Announces Fourth Quarter Results

PHILADELPHIA, February 2, 2004 — FMC Corporation (NYSE: FMC) today reported net income of $0.18 per share on a diluted basis versus $0.26 per diluted share in the fourth quarter of 2002. Fourth quarter 2003 net income included restructuring and other charges and an environmental charge to discontinued operations that totaled $0.58 per diluted share. Fourth quarter 2002 net income included restructuring and other charges and an environmental charge to discontinued operations that totaled $0.36 per diluted share. Excluding these restructuring and other charges and on a continuing operations basis, fourth quarter 2003 earnings were $0.76 per share on a diluted basis versus $0.62 per diluted share in the fourth quarter of 2002. Fourth quarter revenue of $506.9 million was up 10 percent as compared with $459.7 million in the year-earlier quarter.

Fourth quarter 2003 net income of $6.3 million included after-tax restructuring and other charges of $7.6 million relating largely to the Astaris joint venture, and an after-tax environmental charge to discontinued operations of $13.3 million. Fourth quarter 2002 net income of $9.4 million included after-tax restructuring and other charges of $9.6 million related primarily to Industrial Chemicals and an environmental after-tax charge to discontinued operations of $3.3 million.

- more -

Page 2/FMC Announces Fourth Quarter Earnings

According to William G. Walter, FMC chairman, president and chief executive officer: “We ended the year on a strong note, exceeding our fourth quarter expectations. Agricultural Products delivered significant growth as a result of strong demand in Brazil and Europe as well as our efforts to focus on higher value products. The Industrial Chemicals team took actions to position itself for a substantial turnaround driven primarily by Astaris’ restructuring as well as by improvement in domestic selling prices. Lastly, we reduced net debt by $47 million versus year-end 2002.”

Revenue in Agricultural Products was $182.8 million, an increase of 30 percent from the prior-year quarter. A significant rebound in Brazil across all product lines, strong demand in Europe and modest growth in all other regions drove the year-over-year increase in sales. Segment earnings before interest and taxes (“segment earnings”) of $25.4 million were up 36 percent from the fourth quarter of 2002 due to higher sales.

Revenue in Specialty Chemicals was $124.5 million, flat with the prior-year quarter. In the BioPolymer business, higher sales of microcrystalline cellulose into the pharmaceutical market and the favorable impact of foreign currency translation were partially offset by lower North American sales into the nutritional beverage market. In the lithium business, increased sales into the battery market were more than offset by lower sales into the pharmaceutical market due to the timing of customer production campaigns. Segment earnings of $24.4 million were up 3 percent from the fourth quarter of 2002 due to improved product mix.

Revenue in Industrial Chemicals was $201.4 million, an increase of 4 percent from the prior-year quarter. Foret drove the overall increase due to higher peroxygen volumes and prices and favorable foreign currency translation. The alkali business also had higher sales due to increased soda ash exports, partially offset by lower export

- more -

Page 3/FMC Announces Fourth Quarter Earnings

selling prices. In the domestic peroxygens business, weaker hydrogen peroxide volumes to the pulp market resulted in lower sales despite the benefit of higher hydrogen peroxide selling prices. Segment earnings of $8.8 million were down $7.2 million from the fourth quarter of 2002. Lower affiliate earnings at Astaris, increased freight costs for soda ash and higher energy costs drove the decline in earnings.

Corporate expense of $11.1 million was up from $7.7 million in the fourth quarter of 2002 due largely to timing. Other income of $9.3 million was $4.1 million higher than the year-earlier quarter due primarily to the impact of favorable foreign currency. Interest expense, net, was $20.5 million, down from interest expense of $23.5 million in the prior-year period due to lower debt levels. On December 31, 2003, gross consolidated debt was $1,050.2 million and debt, net of cash, was $856.3 million. For the quarter, depreciation and amortization was $31.9 million, and capital expenditures were $27.8 million.

Full-Year Results

Revenue of $1,921.4 million was up 4 percent as compared with $1,852.9 million in the prior year. Net income of $26.5 million decreased from $65.8 million in the year earlier period. Current-year net income included after-tax restructuring and other charges of $27.7 million related primarily to restructuring in Industrial Chemicals, and an after-tax environmental charge to discontinued operations of $13.3 million. Prior-year net income included after-tax restructuring and other charges of $18.4 million also related primarily to restructuring in Industrial Chemicals, and an after-tax environmental charge to discontinued operations of $3.3 million.

Revenue in Agricultural Products was $640.1 million, an increase of 4 percent from the prior year. Strong sales throughout Latin America and Europe more than offset

- more -

Page 4/FMC Announces Fourth Quarter Earnings

weaker North American sales resulting from lower-than-average pest pressure. Increased sales also benefited from efforts to focus on higher-value, proprietary products and a stronger euro. Segment earnings were $82.0 million, up 18 percent from the prior-year due to higher sales, improved product mix and lower production costs.

Revenue in Specialty Chemicals was $515.8 million, an increase of 6 percent from the prior year. Higher BioPolymer and lithium sales into the pharmaceutical market, increased lithium sales into the battery market and the favorable impact of foreign currency translation were partially offset by lower BioPolymer sales in the nutritional beverage segment. Segment earnings were $102.1 million, an increase of 14 percent from the prior-year due to higher sales, favorable foreign currency translation and improved productivity.

Revenue in Industrial Chemicals was $770.6 million, an increase of 2 percent from the prior year. Higher peroxygen prices and favorable foreign currency translation at Foret were partially offset by the unfavorable impacts of lower soda ash export prices and weaker domestic hydrogen peroxide volumes to the pulp market. Segment earnings of $34.0 million were down $37.6 million from the prior year. Lower segment earnings were largely the result of weaker affiliate earnings from Astaris as well as lower alkali and domestic peroxygen sales. Weaker affiliate earnings from Astaris were primarily the result of the absence of a power resale contract and decreased selling prices.

Corporate expense of $37.3 million was up from $35.6 million in 2002 due primarily to higher insurance costs. Other income of $3.9 million was $4.3 million higher than the year-earlier quarter due largely to the impact of foreign currency and LIFO. Interest expense, net, was $92.2 million, up from interest expense of $71.6 million in the prior year period. For the year, depreciation and amortization was $124.6 million, and capital expenditures were $87.0 million.

- more -

Page 5/FMC Announces Fourth Quarter Earnings

Outlook

Regarding outlook and guidance, Walter added: “Throughout 2004, we will continue to pursue our objectives of realizing operating leverage, creating greater financial flexibility and focusing the portfolio on higher growth businesses. We expect these efforts to result in full-year 2004 earnings before restructuring and other charges of between $2.40 and $2.60 per diluted share, an increase of over 25 percent versus 2003 earnings on the same basis. Continued growth in Specialty Chemicals and Agricultural Products, stronger earnings in Industrial Chemicals due largely to the Astaris restructuring and lower interest expense will all contribute to this expected performance. Furthermore, we anticipate another year of positive free cash flow generation that we will use to further reduce net debt.”

Walter added: “Like 2003, we expect the year to get off to a slow start. The seasonality of our Agricultural Products business, the backend-loaded nature of savings resulting from the Astaris restructuring and the timing of pharmaceutical campaigns in our Specialty business should collectively result in a first quarter that is relatively flat on an earnings basis with the first quarter of 2003.”

The Company has provided additional details concerning this earnings release on the web at http://ir.fmc.com including: details on the 2004 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

- more -

Page 6/FMC Announces Fourth Quarter Earnings

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC will conduct its fourth quarter conference call at 10:00 a.m. EST on February 3, 2004. This event will be available live and as a replay on the web at http://ir.fmc.com.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$506.9	$459.7	$1,921.4	$1,852.9

Cost of sales or services	360.2	329.7	1,400.5	1,359.9
Selling, general and administrative expenses	62.6	52.9	236.9	224.1
Research and development expenses	25.2	21.6	87.4	82.0
Restructuring and other charges (gains)	3.8	15.7	(5.1)	30.1

Total costs and expenses	451.8	419.9	1,719.7	1,696.1

Income from operations	55.1	39.8	201.7	156.8

Equity in loss (earnings) of affiliates	11.1	(0.1)	68.6	(4.7)
Minority interests	1.4	1.3	2.9	3.4
Interest expense, net	20.5	23.5	92.2	71.6

Income from continuing operations before income taxes	22.1	15.1	38.0	86.5

Provision (benefit) for income taxes	2.5	2.4	(1.8)	17.4

Income from continuing operations	19.6	12.7	39.8	69.1

Discontinued operations, net of income taxes	(13.3)	(3.3)	(13.3)	(3.3)

Net income	$6.3	$9.4	$26.5	$65.8

Basic earnings (loss) per common share:
Income from continuing operations	$0.56	$0.36	$1.13	$2.06
Discontinued operations	(0.38)	(0.09)	(0.38)	(0.10)

Basic earnings (loss) per common share	$0.18	$0.27	$0.75	$1.96

Average number of shares used in basic earnings (loss) per share computations	35.2	35.1	35.2	33.5

Diluted earnings (loss) per common share:
Income from continuing operations	$0.55	$0.35	$1.12	$2.01
Discontinued operations	(0.37)	(0.09)	(0.37)	(0.09)

Diluted earnings (loss) per common share	$0.18	$0.26	$0.75	$1.92

Average number of shares used in diluted earnings (loss) per share computations	35.6	35.8	35.6	34.3

Other Data:
Capital spending	$27.8	$33.0	$87.0	$83.9
Depreciation and amortization	31.9	29.8	124.6	118.8

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (GAINS) (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$506.9	$459.7	$1,921.4	$1,852.9

Cost of sales or services	360.2	329.7	1,400.5	1,359.9
Selling, general and administrative expenses	62.6	52.9	236.9	224.1
Research and development expenses	25.2	21.6	87.4	82.0

Total costs and expenses	448.0	404.2	1,724.8	1,666.0

Income from operations	58.9	55.5	196.6	186.9

Equity in loss (earnings) of affiliates	2.6	(0.1)	15.3	(4.7)
Minority interests	1.4	1.3	2.9	3.4
Interest expense, net	20.5	23.5	92.2	71.6

Income from continuing operations before income taxes, excluding restructuring and other charges (gains)	34.4	30.8	86.2	116.6

Provision for income taxes	7.2	8.5	18.7	29.1

After-tax income, excluding restructuring and other charges (gains)	$27.2	$22.3	$67.5	$87.5

Basic after-tax income per share, excluding restructuring and other charges (gains)	$0.77	$0.64	$1.92	$2.61

Average number of shares used in basic after-tax income per share computations	35.2	35.1	35.2	33.5

Diluted after-tax income per share, excluding restructuring and other charges (gains)	$0.76	$0.62	$1.90	$2.55

Average number of shares used in diluted after-tax income per share computations	35.6	35.8	35.6	34.3

*	The Company believes that the Non-GAAP financial measure “After-tax income, excluding restructuring and other charges (gains),” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other charges (gains) from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS (GAAP) TO AFTER-TAX

INCOME, EXCLUDING RESTRUCTURING AND OTHER CHARGES (GAINS) (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Income from continuing operations (GAAP)	$19.6	$12.7	$39.8	$69.1
Restructuring and other charges (gains) *	12.2	15.7	48.2	30.1
Tax effect of restructuring and other charges (gains)	(4.6)	(6.1)	(20.5)	(11.7)

After-tax income, excluding restructuring and and other charges (gains) (Non-GAAP)	$27.2	$22.3	$67.5	$87.5

Diluted income from continuing operations per share (GAAP)	$0.55	$0.35	$1.12	$2.01
Diluted restructuring and other charges (gains) per share	0.34	0.44	1.35	0.88
Diluted tax effect of restructuring and other charges (gains) per share	(0.13)	(0.17)	(0.57)	(0.34)

Diluted after-tax income per share, excluding restructuring and other charges (gains) (Non-GAAP)	$0.76	$0.62	$1.90	$2.55

Average number of shares used in diluted after-tax income per share computations	35.6	35.8	35.6	34.3

*	Restructuring and other charges (gains) includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. FMC’s share of such charges are included in “Equity in loss (earnings) of affiliates” and were $8.4 million and $53.3 million, before tax, for the three and twelve months ended December 31, 2003, respectively. There were no significant Astaris-related restructuring charges recorded in 2002.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue

Agricultural Products	$182.8	$141.1	$640.1	$615.1
Specialty Chemicals	124.5	124.7	515.8	488.2
Industrial Chemicals	201.4	194.3	770.6	753.4
Eliminations	(1.8)	(0.4)	(5.1)	(3.8)

	$506.9	$459.7	$1,921.4	$1,852.9

Income from continuing operations before income taxes
Agricultural Products	$25.4	$18.7	$82.0	$69.5
Specialty Chemicals	24.4	23.8	102.1	89.8
Industrial Chemicals	8.8	16.0	34.0	71.6

Segment operating profit	58.6	58.5	218.1	230.9
Corporate	(11.1)	(7.7)	(37.3)	(35.6)
Other income (expense), net	9.3	5.2	3.9	(0.4)

Operating profit from continuing operations before restructuring and other (charges) gains and interest expense, net and affiliate interest expense	56.8	56.0	184.7	194.9

Restructuring and other (charges) gains (a)	(12.2)	(15.7)	(48.2)	(30.1)
Interest expense, net	(20.5)	(23.5)	(92.2)	(71.6)
Affiliate interest expense (b)	(2.0)	(1.7)	(6.3)	(6.7)

Income from continuing operations before income taxes	$22.1	$15.1	$38.0	$86.5

(a)	Restructuring and other (charges) gains for the three months ended December 31, 2003 related to Industrial Chemicals ($11.7 million), Specialty Chemicals ($1.4 million), Agricultural Products ($1.0 million) and Corporate ($1.9 million-gain), while restructuring and other (charges) gains for the three months ended December 31, 2002 related to Industrial Chemicals ($9.4 million), Agricultural Products ($2.3 million), Specialty Chemicals ($1.9 million) and Corporate ($2.1 million). Restructuring and other (charges) gains for the twelve months ended December 31, 2003 related to Industrial Chemicals ($42.9 million), Specialty Chemicals ($6.2 million), Agricultural Products ($1.0 million) and Corporate ($1.9 million-gain), while restructuring and other (charges) gains for the twelve months ended December 31, 2002 related to Industrial Chemicals ($15.0 million), Agricultural Products ($4.7 million), Specialty Chemicals ($1.9 million), and Corporate ($8.5 million).
(b)	FMC’s share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture is included in Industrial Chemicals.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and preliminary, in millions)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$57.0	$89.6
Restricted cash	136.9	274.6
Trade receivables, net	478.2	462.2
Inventories	192.6	178.8
Other current assets	112.1	112.5
Deferred income taxes	57.9	58.0

Total current assets	1,034.7	1,175.7
Property, plant and equipment, net	1,128.1	1,075.5
Goodwill	156.3	129.7
Deferred income taxes	297.2	297.9
Other long - term assets	212.5	193.2

Total assets	$2,828.8	$2,872.0

Short - term debt	$13.8	$64.3
Current portion of long - term debt	3.0	166.8
Accounts payable, trade and other	299.5	286.5
Guarantees of vendor financing	44.3	18.2
Accrued pensions and other post-retirement benefits, current	13.7	14.8
Other current liabilities	353.2	324.0

Total current liabilities	727.5	874.6
Long-term debt	1,033.4	1,035.9
Long-term liabilities	479.6	555.5
Stockholders’ equity	588.3	406.0

Total liabilities and stockholders’ equity	$2,828.8	$2,872.0

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited and preliminary, in millions)

	Twelve months ended December 31,
	2003	2002
Cash provided (required) by operating activities	$194.6	$136.2

Cash required by discontinued operations	(26.1)	(29.6)

Cash provided (required) by investing activities:
Capital spending	(87.0)	(83.9)
Tg Soda Ash, Inc contingency payment	(32.4)	—
Financing commitments to Astaris	(62.8)	(29.6)
Other investing activities	24.4	2.7

	(157.8)	(110.8)

Cash provided (required) by financing activities:
Net change under committed credit facilities	—	(101.8)
(Decrease) increase in short-term debt and commercial paper	(50.5)	29.2
Net decrease (increase) in restricted cash	137.7	(274.2)
Repayment of long-term debt, net of increased borrowings	(168.2)	415.2
Accounts receivable sold	—	(79.0)
Proceeds from equity offering	—	101.3
Other financing activities	27.8	(24.9)

	(53.2)	65.8

Effect of exchange rate changes on cash	9.9	4.6

(Decrease) increase in cash and cash equivalents	(32.6)	66.2

Cash and cash equivalents, beginning of year	89.6	23.4

Cash and cash equivalents, end of period	$57.0	$89.6